1 © 2015 W. R. Grace & Co. May 18, 2015 W. R. Grace & Co. New Hydroprocessing Catalyst Plant

2 © 2015 W. R. Grace & Co. Advanced Refining Technologies (ART) New Hydroprocessing Catalyst Plant World-scale Catalyst Plant Based on Solid Demand from Licensed Units Under Construction Project Scope  Direct investment by ART in new residue hydroprocessing catalyst plant in Lake Charles, LA  Total investment of approximately $105M by ART  Capital efficient investment  Leverage existing infrastructure and workforce  Leverage U.S. Gulf Coast low energy prices and operating costs  Tax incentives from the State of Louisiana  Funded from the cash flow of the ART joint venture Strategic Rationale  Invest to capture growth in $2B hydroprocessing catalyst market with an estimated 6% CAGR (2015-2018)  Refiners investing in technologies for bottom-of-the-barrel upgrading and production of ultra-low sulfur transportation fuels to create value  Resid upgrading allows increased processing of heavy crudes which are more available and lower cost  Hydrocracking very cost effective for production of ultra-low sulfur diesel  High capacity utilization of new plant expected on start up based on refining units already under construction

3 © 2015 W. R. Grace & Co. Hydroprocessing Market Overview  New ART HPC plant primarily focused on production of Fixed Bed Resid Hydrotreating catalysts  Upgrades low cost feedstocks for further processing to gasoline and petrochemicals  ART has #1 position in Fixed Bed Resid catalysts  >10% market CAGR  New ART HPC plant will also produce Ebullating Bed Resid Hydrocracking catalysts  Upgrades ultra-heavy feedstocks for diesel and gasoline production  ART has #1 position in Ebullating Bed Resid catalysts  ~5% market CAGR  Free capacity and fungibility of existing plants will be used to produce additional Hydrocracking catalysts  Provides more cost-effective one-step production of ultra-low sulfur diesel  ART has #2 position in Hydrocracking catalysts and growing  ~6% market CAGR ART First Fill and Incumbent Advantage Provided by Licensing Success of Chevron Lummus Global (CLG)